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                                 EXHIBIT 4


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                            FIRST AMENDMENT
                                  TO
             AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                  OF
                     FREYMILLER LIQUIDATING CORP.
                 (FORMERLY FREYMILLER TRUCKING, INC.)


          Freymiller Liquidating Corp., formerly Freymiller
Trucking, Inc. ("Corporation"), hereby files this First Amendment to Amended and Restated Articles of Incorporation ("First
Amendment") pursuant to Section 23-1-38-8 of the Indiana Business
Corporation Law.

           1. The name of the Corporation prior to the filing of this First Amendment is "Freymiller Trucking, Inc." Effective upon the filing of this First Amendment, the name of the Corporation is changed to "Freymiller Liquidating Corp."

           2.  The text of the amendments approved by the United
States Bankruptcy Court for the Western District of Oklahoma
("Bankruptcy Court") are set forth on EXHIBIT A.

           3. The amendments were approved by order of the Bankruptcy Court entered on January 8, 1996.

           4. The title of the reorganization proceeding in which the order was entered is IN RE FREYMILLER TRUCKING, INC., DEBTOR, Case No. 95-12095-BH, which is pending before the Bankruptcy Court.

           5. The Bankruptcy Court has jurisdiction over the reorganization proceeding pursuant to the United States
Bankruptcy Code, a federal statute.

          IN WITNESS WHEREOF, the undersigned has hereunto set
its hand this    day of January, 1996.

                              Freymiller Liquidating Corp.
                               (formerly Freymiller Trucking,
                               Inc.)


                              By: /s/ Richard E. Kuehn
                                 ------------------------------
                                 Richard E. Kuehn
                                 Executive Vice President

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                            EXHIBIT A


           1.  Article I of the Amended and Restated Articles of
Incorporation is amended to read in its entirety as follows:

     The name of the Corporation is Freymiller Liquidating Corp.

           2. SECTION 5.1. Section 5.1 of the Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

     Section 5.1. AUTHORIZED CLASS AND NUMBER OF SHARES. The capital stock of the Corporation shall be of one class and kind, which may be referred to as common shares. The total number of shares which the Corporation shall have the authority to issue shall be 10,000,000 shares with a par value $0.01 per share.

     All of the shares of capital stock issued prior to January   ,
1996, have been cancelled by that certain First Amended Plan of Reorganization of Freymiller Trucking, Inc., as amended, confirmed by the United States Bankruptcy Court for the Western District of
Oklahoma on January 8, 1996.

     The Corporation is prohibited from issuing any nonvoting equity securities.

           3. SECTION 5.2. Section 5.2 of the Articles of Incorporation is amended to read in its entirety as follows:

           Section 5.2. VOTING RIGHTS OF SHARES. The Corporation's shares shall have unlimited voting rights and each outstanding share shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all shareholders' meetings on all matters submitted to a vote of the shareholders of the Corporation.